HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

We, Harris & Gillespie Cpa’s, PLLC, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of our reports dated December 15th, 2014 on the financial statements of Eklips Corp. as of September 30, 2014 and for the period from April 4, 2014 (inception) through September 30, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 27th day of April, 2015.

/S/ HARRIS & GILLESPIE CPA’S, PLLC

Certified Public Accountant’s